Exhibit 99.1

  ALMOST FAMILY ANNOUNCES ACQUISITION OF GAINESVILLE FLORIDA HOME HEALTH AGENCY

        LOUISVILLE, Ky., Feb. 22 /PRNewswire-FirstCall/ -- Almost Family, Inc. (Nasdaq: AFAM) today announced that it has acquired the assets and business operations of Gainesville, FL based home health agency, Florida Palliative Home Care. Terms of the transaction were not disclosed.

        William B. Yarmuth, Chairman and CEO, commented on the announcement: "We are excited to announce this addition to our Caretenders' Visiting Nurse operations in Florida. This acquisition includes 11 counties in north Florida and adds another important metropolitan area, Gainesville, to our rapidly expanding Florida operations. We are pleased to welcome the agency employees and patients into the Almost Family fold."

        Almost Family noted that the acquisition of Gainesville's Florida Palliative Home Care follows the acquisition of an agency in Orlando FL in the fourth quarter of last year and that it continues to seek attractive home health agency acquisition candidates in Florida and elsewhere. The Company noted that the Gainesville acquisition is not currently expected to have a material effect on its 2005 consolidated results of operations or financial condition.

        Almost Family, Inc. is a leading regional provider of home health nursing services, in-home personal care services and facility based adult day care services. The Company has service locations in Florida, Kentucky, Ohio, Maryland, Connecticut, Massachusetts, Alabama and Indiana.

SOURCE  Almost Family, Inc.
        -0- 02/22/2005
        /CONTACT: William Yarmuth or Steve Guenthner of Almost Family, Inc., +1-502-891-1000/
        /First Call Analyst: /
        /FCMN Contact: /
        /Company News On-Call: http://www.prnewswire.com/comp/784275.html / /Web site: http://www.almost-family.com /